Attachment 77C to Advisers Management Trust N-SAR
	12/31/2000

File Number:	811-4225
CIK Number:	0000736913


Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of each of the Portfolios that comprise the Neuberger Berman Advisers Management Trust was held on October 31, 2000. At the Special Meeting, the shareholders of each portfolio approved the amendment of their respective portfolio's fundamental policy to permit the portfolio to invest more than 5% of the value of the portfolio's total assets in and hold more than 10% of the outstanding voting securities of other investment companies.



(1) Liquid Asset Portfolio	(5) Partners Portfolio
Votes For:	23,759,201.040	Votes For:	45,479,058.019
Votes Against:	0.000	Votes Against:	1,541,661.834
Abstentions:	0.000	Abstentions:	4,081,627.061

(2) Growth Portfolio		(8) Guardian Portfolio
Votes For:	19,250,607.256	Votes For:	6,527,997.640
Votes Against:	728,278.594	Votes Against:	271,019.265
Abstentions:	1,936,575.230	Abstentions:	521,888.724

(3) Limited Maturity Bond Portfolio	(9) Mid-Cap Growth Portfolio
Votes For:	14,119,827.496	Votes For:	18,682,105.268
Votes Against:	425,638.577	Votes Against:	594,181.855
Abstentions:	1,312,714.252	Abstentions:	1,799,799.567

(4) Balanced Portfolio		(10) Socially Responsive Portfolio
Votes For:	7,648,724.025	Votes For:	140,632.229
Votes Against:	162,476.545	Votes Against:	1,828.267
Abstentions:	739,120.320	Abstentions:	27,628.060






A:.AMT_NSAR_77C.DOC 2/27/01 3:46 PM